Exhibit 26(d)(1)

            Flexible Premium Variable Universal Life Insurance Policy

[GRAPHIC OMITTED] PHOENIX LIFE INSURANCE COMPANY
                  A STOCK COMPANY
--------------------------------------------------------------------------------
      INSURED:      [JOHN M. PHOENIX]     TOTAL FACE AMOUNT AT ISSUE: [$500,000]
       POLICY NUMBER: [9730000]                    POLICY DATE: [July 1, 2007]
DEATH BENEFIT AT ISSUE: [Option B]                  ISSUE DATE: [July 1, 2007]
           PLAN:    [VUL 2007]

The Phoenix Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary in a lump sum upon the death of the Insured if such death occurs while the policy is in force, and to provide the other benefits, rights, and privileges of the policy. If the Company makes other plans of payment available other than a lump sum, then a Beneficiary may request written election of any such other plans in lieu of a lump sum. The Death Benefit will be payable on receipt at the Main Administrative Office of the Company of due proof of the Insured's death.

We are issuing the policy in consideration of the application and our receipt of the Minimum Initial Premium at our Main Administrative Office. The provisions of this policy and the following pages and any attachments make up your contract.

RIGHT TO RETURN THIS POLICY. THIS POLICY MAY BE RETURNED BEFORE THE LATER OF 10 DAYS AFTER THIS POLICY IS DELIVERED TO YOU, 10 DAYS AFTER NOTIFICATION OF YOUR RIGHT TO CANCEL THIS POLICY IS DELIVERED TO YOU, 45 DAYS AFTER THE COMPLETED APPLICATION IS SIGNED OR 60 DAYS AFTER THE POLICY IS DELIVERED TO YOU, IF THE POLICY IS ISSUED AS A REPLACEMENT OF ANOTHER LIFE INSURANCE POLICY. IF CANCELLED, THIS POLICY WILL BE VOID FROM ITS BEGINNING AND WE WILL RETURN ANY PAYMENTS MADE FOR THIS POLICY, LESS ANY UNPAID LOANS, LOAN INTEREST, AND LESS ANY WITHDRAWAL AMOUNTS PAID ONCE THE POLICY HAS BEEN RETURNED TO US. NOTICE GIVEN BY MAIL AND RETURN OF THE POLICY BY MAIL ARE EFFECTIVE ON BEING POSTMARKED, PROPERLY ADDRESSED AND POSTAGE PREPAID.

                           MAIN ADMINISTRATIVE OFFICE

                         Phoenix Life Insurance Company
                   [Variable and Universal Life Administration
                                  P.O. Box 8027
                              Boston, MA 02266-8027
                            Telephone (800) 541-0171]

Signed for Phoenix Life Insurance Company at its Home Office [One American Row, Hartford, Connecticut 06103-2899].

                  [/s/ Dona D. Young]                   [/s/ John H. Beers]
 [Chairman, President and Chief Executive Officer]          [Secretary]

                           READ YOUR POLICY CAREFULLY
   IT IS A LEGAL CONTRACT BETWEEN THE OWNER AND PHOENIX LIFE INSURANCE COMPANY

            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                    DEATH BENEFIT PAYABLE AT DEATH OF INSURED
                  NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS
     BENEFITS, PREMIUMS, AND THE RISK CLASSIFICATION ARE SHOWN IN SECTION 1

THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT, LONG-TERM GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE INVESTMENT OPTIONS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. TO THE EXTENT THAT FUNDS ARE INVESTED IN THE INVESTMENT OPTIONS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT AND DURATION. SEE SECTION 6 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.


07VUL

                                TABLE OF CONTENTS
SECTION         PROVISION

       1.  Schedule Pages

       2.  Table of Rates

       3.  Definitions

       4.  Qualification as Life Insurance

       5.  Total Face Amount

       6.  Death Proceeds

       7.  Coverage at and After Age [100] Anniversary

       8.  Separate Account and Investment Options

       9.  Guaranteed Interest Account and Long-Term Guaranteed Interest Account

      10.  Policy Value

      11.  Premiums

      12.  Grace Period

      13.  Policy Termination

      14.  Reinstatement

      15.  Allocations and Transfers

      16.  Loans

      17.  Surrenders and Withdrawals

      18.  Basis of Computations

      19.  Owner(s) and Beneficiary(ies)

      20.  Assignment

      21.  Misstatements

      22.  Suicide Exclusion

      23.  Incontestability

      24.  The Entire Contract

      25.  Annual Statement

      26.  Claims of Creditors

      27.  Right to Defer Payment of Benefits

--------------------------------------------------------------------------------
                            SECTION 1: SCHEDULE PAGES
--------------------------------------------------------------------------------

POLICY NUMBER:                  [9730000]

                                  INSURED:    [John M. Phoenix]
                       AGE AT POLICY DATE:    [35]

                                      SEX:    [Male]

                      RISK CLASSIFICATION:    [Preferred]
                       ADDITIONAL RATINGS:    [not applicable]

                       OWNER, BENEFICIARY:    As designated in the application or subsequently changed
                              POLICY DATE:    [July 1, 2007]
                               ISSUE DATE:    [July 1, 2007]

            DEATH BENEFIT OPTION AT ISSUE:    [Option B]
        LIFE INSURANCE QUALIFICATION TEST:    [Guideline Premium Test]

               TOTAL FACE AMOUNT AT ISSUE:         Initial Coverage Layer Face Amount at Issue:    [$250,000]
                                                              Supplemental Face Amount at Issue:   [$250,000]
                                                                     Total Face Amount at Issue:   [$500,000]

                                    PREMIUMS
                                    --------

                             PREMIUM MODE:       [Annual]
                  MINIMUM INITIAL PREMIUM:    $ [2,500.00]

                          PLANNED PREMIUM:    $ [2,700.00 per year]
                [GUIDELINE SINGLE PREMIUM:    $ [100,000.00]]

                 [GUIDELINE LEVEL PREMIUM:    $ [10,000.00]]



NOTICE: This policy provides life insurance coverage for the lifetime of the Insured if sufficient premiums are paid. EVEN IF THE PLANNED PREMIUMS SHOWN ABOVE ARE PAID AS SCHEDULED, THEY MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY IN FORCE UNTIL THE DEATH OF THE INSURED. Coverage may expire if sufficient premiums are not paid. Keeping the policy and coverage in force will be affected by factors such as: changes in the current cost of insurance rates; changes in expense charges; the amount, timing and frequency of premium payments; the interest rate being credited to the GIA and LT-GIA; the investment experience of the Investment Options; changes to the Death Benefit Option; changes in the Total Face Amount; loan activity; withdrawals, and deductions for any applicable supplementary benefit riders that are attached to, and made a part of, this policy. We have the right to change the amount of interest credited to the GIA and LT-GIA, and the amount of cost of insurance and other expense charges deducted under the policy which may require more premium to be paid than was illustrated, and the Net Surrender Values may be less than those illustrated. Also refer to the Grace Period and Policy Termination provisions in Sections 12 and 13.


VULSP - 80                             3

--------------------------------------------------------------------------------
                      SECTION 1: SCHEDULE PAGES (CONTINUED)
--------------------------------------------------------------------------------

POLICY NUMBER:                  [9730000]

                        OTHER BENEFITS AND SPECIFICATIONS
                        ---------------------------------


           PREFERRED LOAN AMOUNT AT ISSUE:     [$50,000]

                 [ASSET ALLOCATION PROGRAM     [Ibbotson ModeratePortfolio]]

--------------------------------------------------------------------------------
                      SECTION 1: SCHEDULE PAGES (CONTINUED)
--------------------------------------------------------------------------------

POLICY NUMBER:                   [9730000]

                             MAXIMUM POLICY CHARGES
                             ----------------------

DEDUCTIONS FROM PREMIUM PAYMENTS
--------------------------------

         PREMIUM EXPENSE CHARGE     [8%] of premium paid in all policy years.


MONTHLY DEDUCTIONS                  (the following charges are deducted monthly
------------------                  from the Policy Value on each Monthly
                                    Calculation Date)


         ADMINISTRATIVE CHARGE:     [$7.00]

      COST OF INSURANCE CHARGE:     Determined in accordance with Section 10.
                                    Maximum monthly rates per $1,000 of Net
                                    Amount at Risk are shown in Section 2.

  MAXIMUM MORTALITY AND EXPENSE     0.04167% of the non-loaned separate account
                                    value for years 1-20
                   RISK CHARGE:     0.025% of the non-loaned separate account
                                    value for years 21+

               COVERAGE CHARGE:     [$92.08] per month for the first 120 Policy
                                    Months

                [RIDER CHARGES:     As described in Section 1 under Rider
                                    Information]


OTHER DEDUCTIONS
----------------

                WITHDRAWAL FEE:     [$25.00] per withdrawal

               TRANSFER CHARGE:     [$0] for first 12 per year (Excluding Auto
                                    Rebalance), guaranteed not to exceed [$25] per transfer.
              SURRENDER CHARGE:

                                        ----------------------------------------
                             POLICY     INITIAL COVERAGE       SUPPLEMENTAL
                             ------     ----------------       ------------
                              YEAR      LAYER FACE AMOUNT      FACE AMOUNT
                              ----      -----------------      -----------
                                        ----------------------------------------
                              [1              $14,815      $4,988
                                        ----------------------------------------
                               2              $14,515      $4,988
                                        ----------------------------------------
                               3              $14,214      $4,988
                                        ----------------------------------------
                               4              $13,912      $4,988
                                        ----------------------------------------
                               5              $13,609      $4,988
                                        ----------------------------------------
                               6              $13,305      $4,988
                                        ----------------------------------------
                               7              $13,001      $4,988
                                        ----------------------------------------
                               8              $12,697      $4,988
                                        ----------------------------------------
                               9              $12,392      $4,988
                                        ----------------------------------------
                               10             $12,087      $4,988
                                        ----------------------------------------
                               11                $0        $4,988
                                        ----------------------------------------
                               12                $0        $4,988
                                        ----------------------------------------
                               13                $0        $4,988
                                        ----------------------------------------
                               14                $0        $4,988
                                        ----------------------------------------
                               15                $0        $4,988
                                        ----------------------------------------
                               16+               $0        $0]
                                        ----------------------------------------


VULSP - 80                             5

--------------------------------------------------------------------------------
                      SECTION 1: SCHEDULE PAGES (CONTINUED)
--------------------------------------------------------------------------------

POLICY NUMBER:                   [9730000]


                               PREMIUM ALLOCATION
                               ------------------

[Fidelity VIP Growth Opportunities Portfolio              14%
Fidelity VIP Investment Grade Bond Portfolio              16%
Lord Abbett Growth and Income Portfolio                   14%
Neuberger Berman AMT Guardian Portfolio                   6%
Oppenheimer Main Street Small-Cap Fund/VA                 6%
Phoenix-Aberdeen International Series                     14%
Phoenix-Duff & Phelps Real Estate Securities Series       4%
Phoenix Money Market Series                               4%
Phoenix Multi-Sector Fixed Income Series                  11%
Phoenix-Sanford Bernstein Mid-Cap Value Series            4%
PIMCO CommodityRealReturn Strategy Portfolio              4%
Wanger International Small Cap                            3%]


                                                        [RIDER INFORMATION]

                  [RIDER                        RIDER ISSUE        BENEFIT              RIDER
                DESCRIPTION                        DATE             AMOUNT           EXPIRY DATE         RIDER CHARGE]
                -----------                        -----            ------           -----------         ------------
    [07ASVR - Alternate Surrender Value          7/1/2007             N/A              7/1/2014           $18.28 per
                                                                                                         Policy Month
        07NLGR - No Lapse Guarantee              7/1/2007             N/A              See Rider             N/A
        06OLR - Overloan Protection              7/1/2007             N/A                None          [3.5%] of Policy
                                                                                                          Value upon
                                                                                                           exercise
         06UE - Policy Endorsement               7/1/2007             N/A                None                 N/A
       07DPR - Disability Payment of             7/1/2007           $2,000             See Rider          $57.00 per
             Specified Premium                                                                           Policy Month
       VR162 NY - Accelerated Benefit            7/1/2007          $250,000              None             See Rider
         06LPOR - Life Plan Options              7/1/2007             N/A                None                N/A
           VR74 - EDCA Amendment                 7/1/2007             N/A                None                N/A]



VULSP - 80                             6

--------------------------------------------------------------------------------
                      SECTION 1: SCHEDULE PAGES (CONTINUED)
--------------------------------------------------------------------------------

POLICY NUMBER:                   [9730000]


                                 TABLE OF VALUES
                                 ---------------

          REFER TO YOUR POLICY PROVISIONS FOR DETAILS ON THE TERMS AND
                          VALUES SHOWN IN THIS TABLE.

         Minimum Initial Coverage Layer Face Amount:                   [$ 100,000]
         Minimum Total Face Amount:                                    [$ 100,000]
         Minimum Total Face Amount Increase:                           [$25,000]
         Total Face Amount Increase Date:                              [Policy Year 4]
         Minimum Total Face Amount Decrease:                           [$25,000]
         Maximum Supplemental Face Amount:                             [$2,000,000.]
         Minimum Supplemental Face Amount:                             [None]
         Minimum Premium Payment:                                      [$25]
         Maximum Annual Premium:                                       [$ 1,000,000]

         Guaranteed Interest Account Minimum Interest Rate:            [3%]
         GIA Weekly Transfer and Premium Limit:                        [$250,000]
         GIA Yearly Transfer and Premium Limit:                        [$1,000,000]
         Long Term Guaranteed Interest Account Minimum Interest Rate:  [3%]
         LT - GIA Weekly Transfer and Premium Limit:                   [$250,000]
         LT - GIA Yearly Transfer and Premium Limit:                   [$1,000,000]

         Minimum Loan Amount:                                          [$500]
         Loan Interest Credited Rate:                                  [3%]
         Preferred Loan Interest Credited Rate:                        [3%]
         Loan Interest Rate:                                           not to exceed [4%]
         Preferred Loan Interest Rate:                                 not to exceed [4%]
         Maximum Loan Value:                                           [97%] of the Surrender Value
         Preferred Loan Premium Percentage:                            [75%]

         Withdrawal Date:                                              [Policy Year 2]
         Minimum Withdrawal Amount:                                    [$500]

         Death Benefit Option Change Date:                             [Policy Year 2]
         [Maximum Death Benefit Option C
                         Increase Amount                               [$1,250,000]]

         [Death Benefit Option C Interest Rate                         [0%]]

         Minimum DCA Monthly Transfer Amount:                          [$25]
         Minimum DCA Quarterly Transfer Amount:                        [$75]
         Minimum DCA Semi-Annual Transfer Amount:                      [$150]
         Minimum DCA Annual Transfer Amount:                           [$300]

         Note: Additional amounts of interest that may be credited to the non-loaned portion of the Guaranteed Interest Account are not credited to the loaned portion of the Guaranteed Interest Account. Any additional amounts shall be nonforfeitable after the effective date of their crediting.


VULSP - 80                             7

--------------------------------------------------------------------------------
                      SECTION 1: SCHEDULE PAGES (CONTINUED)
--------------------------------------------------------------------------------

POLICY NUMBER:                   [9730000]


                           [COVERAGE LAYER INFORMATION
                           ---------------------------

   COVERAGE LAYER EFFECTIVE      COVERAGE LAYER FACE        COVERAGE LAYER RISK          COVERAGE CHARGE *
   ------------------------      -------------------        -------------------          -----------------
             DATE                      AMOUNT                  CLASSIFICATION
             ----                      ------                  --------------
          [4/01/2012]                 [$100,000]               [Preferred]             [$26.75] per month for
                                                                                         120 Policy Months


      COVERAGE LAYER SURRENDER CHARGE TABLE:

                                                            ---------------------------------------------------
                                             YEAR**
                                             ------                          SURRENDER CHARGE
                                                            ---------------------------------------------------
                                              [1                                  $3,298
                                                            ---------------------------------------------------
                                               2                                  $3,222
                                                            ---------------------------------------------------
                                               3                                  $3,147
                                                            ---------------------------------------------------
                                               4                                  $3,071
                                                            ---------------------------------------------------
                                               5                                  $2,996
                                                            ---------------------------------------------------
                                               6                                  $2,920
                                                            ---------------------------------------------------
                                               7                                  $2,845
                                                            ---------------------------------------------------
                                               8                                  $2,769
                                                            ---------------------------------------------------
                                               9                                  $2,694
                                                            ---------------------------------------------------
                                               10                                 $2,618
                                                            ---------------------------------------------------
                                              11+                                   $0]
                                                            ---------------------------------------------------


* A separate Coverage Charge will apply to each new Coverage Layer added. The charge will begin on the Coverage Layer Effective Date and continue for the number of Policy Months indicated above.

**A separate Surrender Charge will apply to each new Coverage Layer added. The charge will begin on the Coverage Layer Effective Date and continue for the number of Years indicated in the Coverage Layer Surrender Charge Table.]


VULSP - 80                             8

--------------------------------------------------------------------------------
                            SECTION 2: TABLE OF RATES
--------------------------------------------------------------------------------

POLICY NUMBER: [9730000]

                           MINIMUM DEATH BENEFIT PERCENTAGES & MAXIMUM MONTHLY COST OF INSURANCE RATE TABLE
                           --------------------------------------------------------------------------------

                      MINIMUM DEATH         MAXIMUM MONTHLY                            MINIMUM DEATH           MAXIMUM MONTHLY
                      -------------         ---------------                            -------------           ---------------
    ATTAINED             BENEFIT           RATES PER 1,000 OF           ATTAINED          BENEFIT             RATES PER 1,000 OF
    --------             -------           ------------------           --------          -------             ------------------
      AGE               PERCENTAGE         NET AMOUNT AT RISK*            AGE            PERCENTAGE           NET AMOUNT AT RISK*
      ---               ----------         -------------------            ---            ----------           -------------------

      [35                  250%                  0.1808                    68                117%                    2.8875
       36                  250%                  0.1933                    69                116%                    3.1508
       37                  250%                  0.2075                    70                115%                    3.4475
       38                  250%                  0.2233                    71                113%                    3.7858
       39                  250%                  0.2416                    72                111%                    4.1733
       40                  250%                  0.2625                    73                109%                    4.6116
       41                  243%                  0.2850                    74                107%                    5.0916
       42                  236%                  0.3091                    75                105%                    5.6041
       43                  229%                  0.3358                    76                105%                    6.1416
       44                  222%                  0.3641                    77                105%                    6.6975
       45                  215%                  0.3941                    78                105%                    7.2766
       46                  209%                  0.4266                    79                105%                    7.8966
       47                  203%                  0.4608                    80                105%                    8.5783
       48                  197%                  0.4975                    81                105%                    9.3408
       49                  191%                  0.5383                    82                105%                   10.2008
       50                  185%                  0.5833                    83                105%                   11.1533
       51                  178%                  0.6358                    84                105%                   12.1766
       52                  171%                  0.6941                    85                105%                   13.2483
       53                  164%                  0.7608                    86                105%                   14.3508
       54                  157%                  0.8341                    87                105%                   15.4775
       55                  150%                  0.9133                    88                105%                   16.6275
       56                  146%                  0.9975                    89                105%                   17.8075
       57                  142%                  1.0866                    90                105%                   19.0358
       58                  138%                  1.1816                    91                104%                   20.3425
       59                  134%                  1.2850                    92                103%                   21.7858
       60                  130%                  1.4000                    93                102%                   23.5108
       61                  128%                  1.5300                    94                101%                   25.8308
       62                  126%                  1.6766                    95                100%                   29.3216
       63                  124%                  1.8408                    96                100%                   35.0825
       64                  122%                  2.0225                    97                100%                   45.0833
       65                  120%                  2.2183                    98                100%                   62.0958
       66                  119%                  2.4275                    99                100%                   83.3333
       67                  118%                  2.6491                   100+               100%                   0.0000]


BASIS OF CALCULATIONS: 1980 Commissioners' Standard Ordinary Mortality Smoker Composite Ultimate Table (Age Last Birthday) for the Insured's sex and Age, and 3% effective annual interest rate. The Monthly Factor used in determining Cost of Insurance is 1.0024663.

If this policy is issued on a unisex basis, we will use the 1980 Commissioners' Standard Ordinary Mortality Smoker Composite 80% Male Table (Age Last Birthday) for the Insured's Age and 3% effective annual interest rate. The Monthly Factor used in determining the Cost of Insurance is 1.0024663. If this policy is issued on a unisex basis any reference to the Insured's sex in this policy is deleted.

*The Maximum Monthly Cost of Insurance Rates above apply to both tobacco and non-tobacco risk classifications.


VULSP - 80                             9

--------------------------------------------------------------------------------
                             SECTION 3: DEFINITIONS
--------------------------------------------------------------------------------

The term "AGE" means, on any given date, the age of the person in question at his or her last birthday.

The term "AGE [100] ANNIVERSARY" means the Policy Anniversary after the Insured's [100th] birthday.

The term "ATTAINED AGE" on any date means the Age at issue plus the number of whole years that have elapsed since the Policy Date.

The term "BUSINESS DAY" means any day that we are open for business and the New York Stock Exchange is open for trading. The net asset value of the underlying shares of an Investment Option will be determined at the end of each business day. We will deem each business day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

The term "BUSINESS PERIOD" means the period in days from the end of one business day through the next business day.

The term "DEATH BENEFIT OPTION C INCREASE AMOUNT" means premiums paid less total withdrawals each accumulated at an annual effective rate equal to the Death Benefit Option C Interest Rate. In no event will the Death Benefit Option C Increase Amount exceed the Maximum Death Benefit Option C Increase Amount as shown in Section 1, or be less than zero. This amount is only applicable if Death Benefit Option C is in effect.

The term "DUE PROOF OF DEATH" means a certified death certificate, an order of a court of competent jurisdiction, or any other proof acceptable to us.

The term "COVERAGE LAYER" means a layer of insurance coverage with an associated face amount. The face amount shown on the Schedule Pages at issue is the initial Coverage Layer. Any requested increase in Total Face Amount, in accordance with
Section 5, will result in a new Coverage Layer.

The term "DEATH BENEFIT" is as defined in Section 6.

The term "TOTAL FACE AMOUNT" is as defined in Section 5.

The term "IN FORCE" means the policy is in effect and has not terminated or otherwise lapsed in accordance with the Grace Period provision.

The terms "IN WRITING," "WRITTEN NOTICE," and "WRITTEN REQUEST" mean a written form signed by you, satisfactory to us, and received at our Home Office or Main Administrative Office or such other medium, electronic or otherwise, that we may from time to time make available.

The term "ISSUE DATE" means the date from which the Suicide Exclusion and Incontestability provisions are applied.

The term "MINIMUM INITIAL PREMIUM" means the minimum premium needed to put the policy in force and is shown in Section 1.

The term "MONTHLY CALCULATION DATE" means the date on which Monthly Deductions are deducted from the Policy Value. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same days of each month thereafter or, if such day does not fall within a given month, the last day of that month will be used.

The term "NET POLICY VALUE" equals the Policy Value less the Policy Debt.

The term "NET SURRENDER VALUE", or the term "CASH SURRENDER VALUE" as it applies to any applicable riders, equals the Surrender Value less the Policy Debt. The term "NOTICE" means that whenever we are required to give notice to you, it shall be deemed given if we mail it to you and, unless otherwise specified, to the assignee of record, if any, in a postage-paid envelope mailed by first class mail to the last known address of record from our Main Administrative Office. If we mutually agree, notice may also be provided by an electronic medium.

The term "PAYMENT DATE" means the business day on which a premium payment or loan repayment is received at our Main Administrative Office, unless it is received after the close of the New York Stock Exchange in which case it will be the next business day.

The term "PLANNED PREMIUM" means the premium that is selected in the application or as later changed by you for this policy that you intend to be paid on a regular modal basis.

The term "POLICY ANNIVERSARY" means the same day and month of each year as the Policy Date. If the day does not exist in a month, the last day of the month will be used.

--------------------------------------------------------------------------------
                       SECTION 3: DEFINITIONS (CONTINUED)
--------------------------------------------------------------------------------

The term "POLICY CHARGES" means any charge we deduct under the policy but no greater than the Guaranteed Policy Charges shown in Section 1.

The term "POLICY DATE" means the date shown in Section 1. Policy Charges are calculated from the Policy Date. Policy Years, Policy Months, and Policy Anniversaries are determined from the Policy Date.

The term "POLICY DEBT" means unpaid loans with accrued interest.

The term "POLICY MONTH" means the period from one Monthly Calculation Date up to, but not including, the next Monthly Calculation Date.

The term "POLICY VALUE" is the sum of the values in each Investment Option, the Long Term Guaranteed Interest Account and the Guaranteed Interest Accounts.

The term "PREFERRED LOAN" means any loan that is carried over as part of the initial premium paid for this policy from a previously issued policy plus any loan taken to pay loan interest on the Preferred Loan.

The term "POLICY YEAR" means, with respect to the first Policy Year, the one-year period beginning on the Policy Date up to, but not including, the first Policy Anniversary. Each subsequent Policy Year is the one-year period beginning on a Policy Anniversary up to, but not including, the next Policy Anniversary.

The term "INVESTMENT OPTION" refers to one of the subaccounts of the Separate Account to which non-loaned assets under this policy may be allocated.

The term "SURRENDER CHARGE" includes the Surrender Charges shown in Section 1 and also includes the Surrender Charges for any Coverage Layer, if applicable and the Supplemental Face Amount, if applicable.

The term "SURRENDER CHARGE PERIOD" is the period beginning on the Policy Date during which we will assess Surrender Charges. Surrender Charges will apply during this period if you surrender the policy, request a decrease in Total Face Amount, make a withdrawal, or if the policy terminates due to default. The Surrender Charge Period is shown in Section 1.

The term "SURRENDER VALUE" means the Policy Value less any applicable Surrender Charges.

The term "UNIT" means a standard of measurement used to determine the share of this policy in the value of each Investment Option of the Separate Account.

The terms "WE," "US," and "OUR" refer only to the Company.

The terms "YOU" and "YOUR" refer only to the owner of this policy as defined in
Section 19.

--------------------------------------------------------------------------------
                   SECTION 4: QUALIFICATION AS LIFE INSURANCE
--------------------------------------------------------------------------------

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of the policy to the contrary. We reserve the right to make any reasonable adjustments to the terms or conditions of this policy, including distributions from the policy to the extent we deem it necessary, if it becomes necessary to maintain qualification as life insurance. This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority. To ensure that the policy qualifies as life insurance one of the following tests will apply. The test you elected is shown in Section 1. Your election cannot be changed after issue. We reserve the right to refuse any premium payments that would cause the policy to fail the test you elected unless such amount is necessary to keep the policy in force.

GUIDELINE PREMIUM LIMIT
Under the Guideline Premium Limit test, the sum of the premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:
     o The Guideline Single Premium (as determined for your policy); or
     o The sum of the annual Guideline Level Premium to the date of the payment.

The Guideline Single Premium and the Guideline Level Premium are shown in
Section 1.

CASH VALUE ACCUMULATION TEST
Under this test, the net single premium for the future benefits of the policy must always be greater than the Policy Value. The net single premium is that single amount that would provide for the cost of the Death Benefit and any applicable riders under this policy. The basis for calculating the net single premium is the guaranteed mortality and a 4% interest rate. We reserve the right to modify the death benefit percentages shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of this policy to the contrary.

If at any time the premiums received under the policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with interest thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any interest) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. The amount to be taken from the Investment Options, the Long-Term Guaranteed Interest Account, and the Guaranteed Interest Account will be allocated in the same manner as provided for Monthly Deductions unless you request another allocation in writing. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

--------------------------------------------------------------------------------
                          SECTION 5: TOTAL FACE AMOUNT
--------------------------------------------------------------------------------

The Total Face Amount is made up of three components: (i) the initial Coverage Layer, (ii) subsequent Coverage Layers, if any and (iii) the Supplemental Face Amount, if any.

The initial Total Face Amount is chosen by you at issue and is shown in Section
1. Thereafter, the Total Face Amount includes additional Coverage Layers then in effect and the Supplemental Face Amount, if any. The Total Face Amount is used in determining the Death Benefit under this policy and may be changed by you after the first Policy Year or modified according to the terms of this policy.

REQUEST FOR AN INCREASE IN TOTAL FACE AMOUNT
You may request an increase in Total Face Amount at any time after the Total Face Amount Increase Date shown in Section 1, provided this policy is in force and Death Benefit Option C is not in effect. Each increase in Total Face Amount creates a new Coverage Layer. The minimum of such Total Face Amount increase is shown in Section 1. The increase will be effective on the first Policy Anniversary on or following the date that we approve the request. We reserve the right to limit increases in Total Face Amount. All requests to increase the Total Face Amount must be applied for on a supplemental application and will be subject to evidence of the Insured's insurability satisfactory to us. An additional premium may be required to be paid, in advance, for the increase to take effect.

For each new Coverage Layer created, a new Surrender Charge period, new Coverage Charges, and new Cost of Insurance Charges will take effect, based on the Insured's Age on the effective date of such increase.

REQUEST FOR A REDUCTION OF TOTAL FACE AMOUNT
You may request a reduction in Total Face Amount at any time after the first Policy Year provided this policy is in force and if Death Benefit Option C is not in effect. Any reduction is subject to the Minimum Total Face Amount shown in Section 1. Any reduction in the Total Face Amount will be effective on the next Monthly Calculation Date after our approval.

Any reduction in Total Face Amount will be implemented by first reducing the Supplemental Face Amount followed by additional Coverage Layers, if any, in the reverse order that they were added, followed by the initial Coverage Layer. Upon a reduction in Total Face Amount, a pro-rata Surrender Charge will be deducted from the Policy Value based on the Policy Year and amount of the reduction. During any Policy Year, such pro-rata Surrender Charge will equal (a) multiplied by (b), where:

     (a)      = the applicable Surrender Charge shown in Section 1 of the policy, less any pro-rata Surrender Charges deducted previously, and
     (b)      = (i) divided by (ii), where:
                    (i)  = the Total Face Amount decrease, and
                    (ii) = the Total Face Amount before the decrease.

--------------------------------------------------------------------------------
                            SECTION 6: DEATH PROCEEDS
--------------------------------------------------------------------------------

If the Insured dies while the policy is in force, we will pay the Death Proceeds, as described below, upon receipt of due proof of death of the Insured, subject to any applicable provisions of the policy.

If the Insured dies on or after the date we receive a written request at our Main Administrative Office from you to surrender the policy, no Death Proceeds will be paid. We will pay the amount payable under the Surrenders and Withdrawals provision instead.

The Death Proceeds at the death of the Insured are equal to:

(a) the Death Benefit, as described below, in effect on the Insured's date of death; plus

(b) any insurance then in effect on the life of the Insured that is provided by any additional benefit riders; less

(c) any Policy Debt then existing on this policy; less

(d) any Monthly Deductions up to and including the Policy Month of death not already made; plus

(e) any premiums received by us after the last Monthly Calculation Date just prior to the date of death which have not been applied to this policy.

If the Insured dies during the Grace Period, the Death Proceeds payable, as described above, will be reduced by any outstanding Policy Charges due as of the date of death.

We will pay interest on any Death Proceeds paid in a lump sum in the event of the Insured's death from the date of death to the date of payment at an interest rate as required by applicable state law.

DEATH BENEFIT
The Death Benefit under this policy will be determined under either Option A, Option B or Option C, whichever is then in effect. Option C may only be elected at issue.

Option A: The Total Face Amount on the date of death of the Insured or, if greater, the Minimum Death Benefit as described below.

Option B: The Total Face Amount plus the Policy Value on the date of death of the Insured or, if greater, the Minimum Death Benefit as described below.

Option C: The Total Face Amount plus the Death Benefit Option C Increase Amount on the date of death of the Insured or, if greater, the Minimum Death Benefit as described below.

Regardless of Death Benefit Option, withdrawals will cause a reduction in the Death Benefit.

MINIMUM DEATH BENEFIT
The Minimum Death Benefit is equal to the Policy Value on the date of death multiplied by the applicable Minimum Death Benefit Percentage for the Attained Age of the Insured. The Minimum Death Benefit Percentages are shown in Section
2. To the extent that the Net Amount at Risk, as described in Section 10, associated with the Minimum Death Benefit that results from this calculation exceeds our limitations that may be in effect, we reserve the right to:

     (a) distribute to you a portion of the Policy Value such that the Net Amount at Risk associated with the resulting Minimum Death Benefit does not exceed our guidelines and limitations in effect; or

     (b) require evidence of insurability satisfactory to us if we should decide to accept the additional Net Amount at Risk.

    Pro-rata Surrender Charges will not apply to any portion of the Policy Value distributed to you as described in item (a) above.

CHANGE IN DEATH BENEFIT OPTION
While this policy is in force, at any time after the Death Benefit Option Change Date shown in Section1 and prior to the Age [100] Anniversary you may request in writing to change the Death Benefit Option, subject to the Minimum Initial Coverage Layer Face Amount shown in Section 1. We will not require evidence of insurability for a change in Death Benefit Options. You are limited to one change in Death Benefit Option per Policy Year. Any change is subject to the Minimum Total Face Amount shown in Section 1. Any change in Death Benefit Options will be effective on the first Monthly Calculation Date following the date we process your request. Only the following Death Benefit Option changes may be made, and are subject to the following conditions:

     o Change from Option A to Option B: the Total Face Amount will be reduced by the Policy Value.
     o Change from Option B to Option A: the Total Face Amount will be increased by the Policy Value.
     o Change from Option C to Option A: the Total Face Amount will be increased by the Death Benefit Option C Increase Amount

Any reduction in Total Face Amount as a result of a change in Death Benefit Option will be implemented by first reducing the Supplemental Face Amount followed by the additional Coverage Layers, if any, in the reverse order that they were added, followed by the initial Coverage Layer. Any change in Total Face Amount as a result of a Death Benefit Option change will not change the Surrender Charges for this policy.

--------------------------------------------------------------------------------
             SECTION 7: COVERAGE AT AND AFTER AGE [100] ANNIVERSARY
--------------------------------------------------------------------------------

Coverage under this policy on or after the Age [100] Anniversary is subject to the conditions specified below.

DEATH BENEFIT
If Death Benefit Option B or Death Benefit Option C is in effect, we will change to Death Benefit Option A. The Total Face Amount therefore will not be increased by the Policy Value. The Death Benefit will be equal to the greater of (a) the Total Face Amount on the Date of the Insured's death, or (b) the Policy Value on or after the Age [100] Anniversary.

Death Benefit Option B will no longer be available on or after the Policy Anniversary following the date that the Insured has attained the Age of 100. If Death Benefit Option B is in effect at the Insured's Age [100], the Death Benefit will be changed to Death Benefit Option A on the following Policy Anniversary. The Total Face Amount will not be affected by the change in Death Benefit Options.

We will continue to credit interest to the GIA and the LT-GIA.

PREMIUMS AND MONTHLY DEDUCTIONS
We will cease to take Monthly Deductions specified in Section 1, and we will not accept any further premium payments unless such premium payments are necessary to keep the policy in force.

POLICY DEBT AND DEFAULT
The Loans provision , the Transfers provision, and the Surrenders and Withdrawals provision will still be in effect. No Withdrawal Fee will be charged. The policy will go into default at any time the Policy Debt exceeds the Policy Value. Loan interest will continue to be charged if there is an outstanding loan on the Age [100] Anniversary.

--------------------------------------------------------------------------------
               SECTION 8: SEPARATE ACCOUNT AND INVESTMENT OPTIONS
--------------------------------------------------------------------------------

Assets under this policy may be allocated to the Investment Options of the Separate Account, the Long-Term Guaranteed Interest Account, or the Guaranteed Interest Account.

SEPARATE ACCOUNT AND INVESTMENT OPTIONS
The Phoenix Life Insurance Company's Variable Universal Life Separate Account (VUL Account) is a Separate Account established by our Company under New York Law and is registered as a unit investment trust under the Investment Company Act of 1940. The VUL Account contains various Investment Options that have different investment objectives.

All income, gains and losses, realized and unrealized, of the VUL Account are credited to or charged against the amounts placed in the VUL Account without reference to other income, gains and losses of our General Account. The assets of the VUL Account are owned solely by us and we are not a trustee with respect to such assets. These assets are not chargeable with liabilities arising out of any other business that we may conduct. The assets of the VUL Account will be valued at least as often as any policy benefits vary, but at least monthly.

We use the assets of the VUL Account to buy shares of the underlying fund(s) of this policy according to your most recent allocation instruction on file with us. The underlying fund(s) are registered under the Investment Company Act of 1940 as open-end, management investment companies. Assets of each Investment Option are invested in shares of the corresponding underlying fund Series.

No change will be made in the investment policy of any of the Investment Options of the Separate Account without approval of the appropriate insurance supervisory official of our domiciliary state of New York.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS
We have the right, subject to compliance with applicable law, to add, delete, or substitute Investment Options of the Separate Account, combine the Separate Account into another Separate Account, transform the Separate Account into a mutual fund, and/or deregister the Separate Account under the Investment Company Act of 1940. We also reserve the right to eliminate the shares of any underlying fund(s) if they are no longer available for investment, or if we believe investing in any underlying fund(s) is no longer appropriate for the purposes of the Separate Account.

SHARE OF SEPARATE ACCOUNT INVESTMENT OPTION VALUES
The share of this policy in the value of each Investment Option of the Separate Account on a business day is the Unit Value of that Investment Option on that date multiplied by the number of this policy's Units in that Investment Option after all transactions for the business period ending on that day have been processed. For any day which does not fall on a business day, the share of this policy in the value of each Investment Option of the Separate Account is determined using the number of Units on that day after all transactions for that day have been processed and the Unit Values on the next business day.

UNITS
The number of Units of each Investment Option of the Separate Account will be increased on any day by either of the following transactions:

        1. any net premium payments applied to that Investment Option divided by the Unit Value of that Investment Option on the Payment Date; or
        2. any net transfers into that Investment Option divided by the Unit
           Value of that Investment Option on the transfer date.

The number of Units of each Investment Option of the Separate Account will be decreased on any day by any of the following transactions:

        1. any Monthly Deductions applied against that Investment Option divided by the Unit Value of that Investment Option on the deduction date;
        2. the amount of any withdrawals paid, Withdrawal Fee and pro-rata Surrender Charge assessed applied against that Investment Option divided by the Unit Value of that Investment Option on the withdrawal date;
        3. the amount of any pro-rata Surrender Charge assessed (due to a decrease in Total Face Amount) applied against that Investment Option divided by the Unit Value of that Investment Option on the date of the reduction in Total Face Amount; or
        4. the amount of any transfers, including any policy loans taken, out of that Investment Option divided by the Unit Value of that Investment Option on the transfer or loan date.

UNIT VALUE
The Unit Value of each Investment Option of the Separate Account was set up by us on the first business day of each such Investment Option. The Unit Value of an Investment Option of the Separate Account on any other business day is determined by multiplying the Unit Value of that Investment Option on the immediately preceding business day by the Net Investment Factor for that Investment Option for the then current business period. The Unit Value of each Investment Option of the Separate Account on a day other than a business day is the Unit Value on the next business day. Unit Values are carried to 6 decimal places. The Unit Value of each Investment Option of the Separate Account on a business day is determined at the end of that day.

NET INVESTMENT FACTOR
The Net Investment Factor for each Investment Option of the Separate Account is determined by the investment performance of the assets held by the Investment Option during the business period.

The Net Investment Factor is equal to the result of item (d) below subtracted from the result of dividing the sum of items (a) and (b) by item (c) as defined below.

     (a) The value of the assets in the Investment Option on the current business day, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current business period. Net investment income equals the investment income of the Investment Option after any fund management and fund operating expenses have been deducted.

     (b) The amount of any dividend (or, if applicable, any capital gain distribution) received by the Investment Option if the "ex-dividend" date for shares of the Fund occurs during the current business period.

     (c) The value of the assets in the Investment Option as of the just prior business day, including net accrued net investment income and realized and unrealized capital gains and losses, and including the value of all transactions during the business period ending on that date.

     (d) The sum of the charge, if any, for taxes and reserves for taxes on investment income, and realized and unrealized capital gains multiplied by the number of days in the current business period.

MORTALITY AND EXPENSE RISK CHARGE
The Mortality and Expense Risk Charge will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The Maximum Mortality and Expense Risk Charge is shown in Section 1.

We review the Mortality and Expense Risk Charge periodically, and we may re-determine the Mortality and Expense Risk Charge at such time on a basis that does not discriminate unfairly within any class of Insureds. Any change will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the charge.

--------------------------------------------------------------------------------
                   SECTION 9: GUARANTEED INTEREST ACCOUNT AND
                     LONG-TERM GUARANTEED INTEREST ACCOUNT
--------------------------------------------------------------------------------

GUARANTEED INTEREST ACCOUNT (GIA)
This policy also contains a Guaranteed Interest Account (GIA) to which premium payments may be allocated. The GIA is not part of the Separate Account. It is accounted for as part of our General Account. Cumulative premium payments and transfers to the non-loaned portion of the GIA during any one-week period are limited to the GIA Weekly Transfer and Premium Limit shown in Section 1. Cumulative premium payments and transfers to the GIA are limited to the GIA Yearly Transfer and Premium Limit shown in Section 1 over any 12-month period.

On any business day after the Policy Date, the value of this policy's Guaranteed Interest Account is equal to the value of this policy's Guaranteed Interest Account on the prior business day, increased by the credit of daily interest. In addition, this value will be increased on any day by either of the following transactions:

     1. any net premium payments applied to the Guaranteed Interest Account on the Payment Date; or
     2. any transfers into the Guaranteed Interest Account on the transfer date.

The value of this policy's Guaranteed Interest Account will be decreased on any day by any of the following transactions:

     1. any Monthly Deductions applied against the Guaranteed Interest Account on the deduction date;
     2. the amount of any Withdrawals paid, Withdrawal Fee and pro-rata Surrender Charge assessed applied against the Guaranteed Interest Account on the Withdrawal date;
     3. the amount of any pro-rata Surrender Charge assessed (due to a decrease in Total Face Amount) applied against the Guaranteed Interest Account on the date of the reduction in Total Face Amount; or
     4. the amount of any transfers, including any policy loans taken, out of the non-loaned portion of the Guaranteed Interest Account on the transfer or loan date.

For amounts held under the non-loaned portion of the GIA, we will credit interest daily at such rates as we shall determine. Subsequent interest rates may be higher or lower than the initial interest rate, but in no event lower than the Guaranteed Interest Account Minimum Interest Rate shown in Section 1. At least monthly, we will set the interest rate that will apply to any premium allocation made to the GIA. For amounts held under the loaned portion of the GIA, we will credit interest daily at an effective annual rate of interest equal to the Loan Interest Credited Rate shown in Section 1.

We will determine the credited interest rate based on our anticipation of future investment earnings, mortality, persistency, expense and administrative costs, and taxes. We may change the interest rate. Any changes in the rate will apply to all policies and not discriminate unfairly within any class of insureds. Any change in rate will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates. The effective annual interest rate will never be less than the Guaranteed Interest Account Minimum Interest Rate shown in Section 1.

We may credit different interest rates on loaned and unloaned portions of the Policy Value. The rate(s) in effect on a given date for unloaned amounts is referred to as the "current interest rate(s)." We may credit interest on loaned Policy Value for Preferred Loans at a different rate than the rate credited on loaned Policy Value for non-Preferred Loans. All interest rates are stated as effective annual rates. Interest will be compounded at least monthly to yield the effective annual rate.

We may add other Guaranteed Interest Accounts subject to the extent and in the manner permitted by applicable law. Also, when required by law, we will obtain approval from any regulatory authority.

There are transfer restrictions on the GIA. For additional information regarding these restrictions please see Section 15.

SHARE OF THE NON-LOANED PORTION OF THE GUARANTEED INTEREST ACCOUNT
The share of this policy in the value of the Non-Loaned Portion of the Guaranteed Interest Account on any day is the accumulation of allocated net premiums, interest and transfers into the account, less deductions, withdrawals, and transfers out of the account after all transactions for that business day have been processed.

LONG-TERM GUARANTEED INTEREST ACCOUNT (LT-GIA)
This policy also contains a Long Term Guaranteed Interest Account (LT-GIA) to which premium payments may be allocated. The LT-GIA is not part of the Separate Account. It is accounted for as part of our General Account. Cumulative premium payments and transfers to the LT-GIA during any one-week period are limited to the LT - GIA Weekly Transfer and Premium Limit shown in Section 1 and to the LT-GIA Yearly Transfer and Premium Limit shown in Section 1 over any 12-month period.

On any business day after the Policy Date, the value of this policy's Long-Term Guaranteed Interest Account is equal to the value of this policy's Long-Term Guaranteed Interest Account on the prior business day, increased by the credit of daily interest. In addition, this value will be increased on any day by either of the following transactions:

     1. any net premium payments applied to the Long-Term Guaranteed Interest Account on the Payment Date; or
     2. any transfers into the Long-Term Guaranteed Interest Account on the transfer date.

The value of this policy's Long-Term Guaranteed Interest Account will be decreased on any day by any of the following transactions:

     1. any Monthly Deductions applied against the Long-Term Guaranteed Interest Account on the deduction date;
     2. the amount of any Withdrawals paid, and Withdrawal Fee and pro-rata Surrender Charge assessed applied against the Long-Term Guaranteed Interest Account on the Withdrawal date;
     3. the amount of any pro-rata Surrender Charge assessed (due to a decrease in Total Face Amount) applied against the Long-Term Guaranteed Interest Account on the date of the reduction in Total Face Amount; or
     4. the amount of any transfers, including any policy loans taken, out of the Long-Term Guaranteed Interest Account on the transfer or loan date.

For amounts held under the LT-GIA, we will determine the credited interest rate based on our anticipation of future investment earnings, mortality, persistency, expense and administrative costs, and taxes. We may change the interest rate. Any changes in the rate will apply to all policies and not discriminate unfairly within any class of insureds. Any change in rate will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates. The effective annual interest rate will never be less than the Long Term Guaranteed Interest Account Minimum Interest Rate shown in
Section 1. Any interest credited in excess of that computed based upon the Long Term Guaranteed Interest Account Minimum Interest Rate is referred to as "excess interest."

There are transfer restrictions on the LT - GIA. For additional information regarding these restrictions please see Section 15.

SHARE OF THE LONG-TERM GUARANTEED INTEREST ACCOUNT
The share of this policy in the value of the Long-Term Guaranteed Interest Account on any day is the accumulation of allocated net premiums, interest and transfers into the account, less deductions, withdrawals, and transfers out of the account after all transactions for that business day have been processed.

--------------------------------------------------------------------------------
                            SECTION 10: POLICY VALUE
--------------------------------------------------------------------------------

POLICY VALUE
The Policy Value on the Policy Date is equal to the initial premium net of the Premium Expense Charge as stated in the Net Premiums Added provision below, and minus the first month's Monthly Deduction as stated in the Monthly Deductions provision below. The Policy Value on any subsequent date is the sum of this policy's share in the value of each Investment Option of the Separate Account and the value of this policy's Guaranteed Interest Account and Long-Term Guaranteed Interest Account. See Section 8 for an explanation as to how this policy's share in the value of each Investment Option of the Separate Account is determined and Section 9 for a description of the Guaranteed Interest Account and Long-Term Guaranteed Interest Account.

NET PREMIUMS ADDED
When we receive your premium payments at our Main Administrative Office, we deduct a Premium Expense Charge which will not exceed the amount shown in
Section 1, and add the balance remaining (the Net Premium) to your Policy Value. We will do this before we take any other deductions due on that business day.

We will not deduct a Premium Expense Charge until the date the policy takes effect, and the balance remaining will be your Policy Value from which deductions will be taken and to which any subsequent Net Premiums will be added.

Investment allocation of the initial premium payment and any subsequent premium payments will be in accordance with the Allocations provision of Section 15.

MONTHLY DEDUCTIONS
Each Monthly Deduction is due and will be taken from the Policy Value as of the Policy Date and as of each applicable Monthly Calculation Date. Monthly Deductions are calculated from the Policy Date. If, at your request, we set the Policy Date to a date which precedes the date on which we receive the initial premium, Monthly Deductions due for the period prior to receipt of the initial premium will be taken on the later of the date we receive the initial premium and the date our underwriters approve issuance of this policy.

Monthly Deductions will be taken from this policy's share of the remaining Investment Options, the LT-GIA, or the GIA, exclusive of the loaned portion of the Guaranteed Interest Account on a proportionate basis. You may, however, request that Monthly Deductions not be taken from certain specified Investment Options, the LT-GIA, or the GIA. Such a request may later be changed by notifying us in writing, but only with respect to future Monthly Deductions. In the event you do not have sufficient funds in an account to permit the full Monthly Deduction, the remainder will be taken on a proportionate basis from each of the other Investment Options, exclusive of the loaned portion of the GIA. The number of Units deducted from each Investment Option of the Separate Account will be determined by dividing the portion of the Monthly Deduction allocated to each such Investment Option by the Unit Value of that Investment Option on the Monthly Calculation Date.

Monthly Deductions are due until the Age [100] Anniversary, at which time we will cease to take any further Monthly Deductions as described in Section 7. The Monthly Deduction for any Policy Month that will be deducted from your Policy Value consists of charges (a) through (e) listed below, each of which will be deducted in the order as listed, where:

     (a) is the Administrative Charge;
     (b) is the Coverage Charge;
     (c) is the sum of the charges for riders which are part of the policy, if any;
     (d) is the sum of all charges for any applicable Additional Ratings shown in Section 1; and
     (e) is the Cost of Insurance Charge, as described below.

COST OF INSURANCE CHARGE
The rates for the Cost of Insurance Charge as of the Policy Date are based on the sex, if applicable, Age, Risk Classification, Death Benefit Option at Issue, Total Face Amount, Net Amount at Risk, applicable rider values and duration that the coverage has been in force for the Insured. For each increase in the Total Face Amount, the Rate Classification applicable to the increase will apply.

The Cost of Insurance Charge for a specific Policy Month is the charge for the Net Amount at Risk, including riders that are part of the contract, if any. The charge for the Net Amount at Risk is an amount equal to the per dollar Cost of Insurance rate for that month multiplied by the Net Amount at Risk, and such rates will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The Maximum Monthly Rates at any Age are shown in Section 2 as a rate per $1,000 of Net Amount at Risk. To determine the maximum rate per dollar, the rate shown must be divided by 1,000. Each Cost of Insurance Charge is deducted in advance of the applicable insurance coverage for which we are at risk.

The Cost of Insurance calculation will reflect any adjustment for the Minimum Death Benefit.

We review our Cost of Insurance rates periodically, and may re-determine Cost of Insurance rates at such time on a basis that does not discriminate unfairly within any class of Insureds. Any change in rates will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates.

NET AMOUNT AT RISK
The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

     (a) is the Policy Value at the end of the immediately preceding business day, less all charges due on the Monthly Calculation Date;
     (b) if Death Benefit Option A is in effect, is the Total Face Amount; or if Death Benefit Option B is in effect, is the Total Face Amount plus the Policy Value; or if Death Benefit Option C is in effect, is the Total Face Amount plus the Death Benefit Option C Increase Amount;
     (c) is the amount defined in (a), multiplied by the applicable Minimum Death Benefit Percentage shown in Section 2.

When multiple Coverage Layers exist, the Policy Value applies to all Coverage Layers on a proportional basis when calculating the Net Amount at Risk.

--------------------------------------------------------------------------------
                              SECTION 11: PREMIUMS
--------------------------------------------------------------------------------

The Minimum Initial Premium is shown in Section 1. Insurance under this policy will take effect once our underwriters approve issuance of this policy and the conditions specified in the application form have been satisfied, including our receipt of at least the Minimum Initial Premium.

We will process any premium payment subject to the life insurance qualification test elected by you unless one of the following exceptions applies:
     (i) we will process a payment received prior to the Policy Date as if received on the Policy Date.
     (ii) we will process the portion of any premium payment for which we require evidence of the Insured's continued insurability on the first business day after we have received such evidence and found it satisfactory to us.

Premium Expense Charges, as shown in Section 1, will be deducted from any premiums received by us. If the initial premium is received by us after the Policy Date then it will be reduced by the amount necessary to cover any past unpaid Monthly Deductions. If the Minimum Initial Premium is received by us at our Main Administrative Office after the Policy Date, then it will also be reduced by the amount necessary to cover any past unpaid Monthly Deductions described below. In addition, payments received by us during a grace period will also be reduced by the amount needed to cover any Monthly Deductions during the grace period.

You may pay premiums until the Insured reaches the Age [100] Anniversary, at which time the Monthly Deductions cease and no further premiums may then be paid.

The premiums, net of the Premium Expense Charges, will be applied on the Payment Date, or based upon any alternate instructions from you, subject to our approval. The premiums will be allocated to the various Investment Options, the Long-Term Guaranteed Interest Account and the Guaranteed Interest Account based on the premium allocation schedule. You may change the allocation schedule for premium payments by written request.

If, however, our receipt of any premium payment (or portion thereof) would cause the policy to not qualify as a "life insurance contract" under the federal income tax laws, we will not process such payment (or portion thereof). In addition, absent any written instructions from you, we will process premium payments in a manner in which they will not result in adverse tax consequences.

Subject to these limitations, you may pay additional premiums at any time prior to the Age [100] Anniversary and while this policy is in force. Maximum premium payments are subject to the Maximum Annual Premium shown in Section 1. You may request a receipt signed by one of our executive officers. All premiums are payable at our Main Administrative Office.

If any premium payment results in an increase in the Death Benefit by more than it would increase the Policy Value, then we will either refund the premium or require evidence of insurability satisfactory to us. To the extent of such evidence, the Incontestability and Suicide Exclusion provisions will apply. We may limit the number and amount of premium payments in any Policy Year. The minimum premium payment that we will accept as well as the maximum amount that we will accept in any Policy Year is shown in Section 1.

We may limit the number and amount of premium payments in any Policy Year. The minimum premium payment that we will accept is as shown in Section 1, or if during the Grace Period, the amount needed to prevent lapse of this policy. We reserve the right to reduce or increase the limit.

CONTINUATION OF INSURANCE UPON DISCONTINUANCE OF PREMIUM PAYMENTS
If you discontinue paying premiums, we will continue taking the Monthly Deductions from your Policy Value. Your insurance coverage will continue subject to the Grace Period, and Policy Termination provisions in Sections 12 and 13.

--------------------------------------------------------------------------------
                            SECTION 12: GRACE PERIOD
--------------------------------------------------------------------------------

This policy and any riders will go into default if, on any Monthly Calculation Date, the required Monthly Deductions exceed the Net Policy Value. A Grace Period of 61 days from the date the policy goes into default will be allowed for the payment of additional premiums. Such additional premium payments must be sufficient to increase the Net Policy Value on that Monthly Calculation Date to cover three Monthly Deductions.

In addition, if the Policy Debt is greater than the maximum loan value a grace period of 61 days will be allowed for the payment of an amount necessary to reduce the total Policy Debt to an amount less than or equal to the maximum loan value.

Any premiums paid will be used, after assessment of Premium Expense Charges, to pay for any unpaid Monthly Deductions.

We will send notice(s) to your last known address within 30 days after the Monthly Calculation Date on which an insufficiency has occured and at least 15 but not more than 45 days prior to the termination of coverage. This notice will specify the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Main Administrative Office, we will also mail a copy to the assignee on record of the notice of the amount due. If the necessary additional premium payments have not been received by the end of the grace period, the policy will terminate. Upon termination of the policy, the remaining Net Surrender Value, if any, will be paid to the Owner. If the Insured dies while the policy is in default, then we will deduct from the proceeds all Monthly Deductions due and unpaid as of the date of the Insured's death. Unless a rider provides otherwise, no riders will be in effect after the policy terminates.

REDUCED PAID-UP BENEFIT
Upon your written request, after this policy has been in force for at least one full year, this policy can be lapsed to a reduced paid-up Death Benefit as of the date of your written request. The amount of Death Benefit will be calculated based on the Net Surrender Value of the contract, a 4% interest rate and the Maximum Monthly Cost of Insurance Rates as shown in Section 2. Once elected, no further premiums may be paid into the contract and all riders attached to this policy will terminate.

--------------------------------------------------------------------------------
                         SECTION 13: POLICY TERMINATION
--------------------------------------------------------------------------------

This policy will terminate automatically on the earliest of:
     (1) the date the Insured dies;
     (2) the date the grace period expires without the payment of sufficient premium as provided in Section 12;
     (3) the date the policy is surrendered for its Net Surrender Value.

--------------------------------------------------------------------------------
                            SECTION 14: REINSTATEMENT
--------------------------------------------------------------------------------

If this policy terminates in accordance with the Grace Period provision, you may reinstate this policy while the Insured is alive within three years from the date the policy goes into default, as specified in Section 12. The policy cannot be reinstated if it has been surrendered for its Net Surrender Value. It also cannot be reinstated if the date of reinstatement is on or after the Age [100] Anniversary. We will not approve a request for reinstatement until we receive at our Main Administrative Office all of the following:

     (1) a written request for reinstatement;
     (2) evidence of insurability satisfactory to us;
     (3) payment or reinstatement of any Policy Debt as of the date of termination, if applicable, including loan interest at the Loan Interest Rate that has accrued between the date of termination and the date of reinstatement;
     (4) the return of the remaining Net Surrender Value as described in
         Section 12; and
     (5) payment of the Reinstatement Premium. The Reinstatement Premium equals the amount that was required to bring the policy out of default immediately prior to termination, plus three Monthly Deductions.

Requirements (2) through (4) must be satisfied within 60 days after the date we receive a written request for reinstatement.

If we approve your request,
     (1) the reinstatement date will be the Monthly Calculation Date following the date we receive the required payment at our Main Administrative Office;
     (2) any Surrender Charge will be reinstated to the amount it was at the date of default;
     (3) the remaining Surrender Charge Schedule, if any, will be the same as on the date of default; and
     (4) the Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated.

--------------------------------------------------------------------------------
                      SECTION 15: ALLOCATIONS AND TRANSFERS
--------------------------------------------------------------------------------

ALLOCATIONS
We process Net Premiums as described in Section 11. Premiums received prior to the date the policy takes effect will be allocated to the money market investment account during the Right to Return This Policy period. The amount in the money market investment account will be allocated in accordance with your allocation instructions on file with us on the first business day following the end of the Right to Return This Policy period.

Initial allocation instructions are elected in your application for this policy. You may elect to change your allocation instructions at any time. A change may be elected by written request or by internet notification if a currently valid written authorization to make changes in this manner is on file with us. A change will be effective as of the end of the business day on which we receive notice satisfactory to us. Instructions to us must express allocation percentages as greater than or equal to zero, and less than or equal to 100%, and the sum of the allocation percentages must equal 100%. Allocation percentages must be whole numbers.

We have the right to impose a limit of no more than 12 changes within a Policy Year. We also have the right to set a minimum and percentage that may be allocated to any Investment Option, the GIA or the LT - GIA, not to exceed 25%. We also have the right to set a maximum percentage that may be allocated to any Investment Option, the GIA or the LT - GIA, not less than 25%.

TRANSFERS
Instructions may be given to us at any time while the policy is in force to transfer portions of your Policy Value among one or more of the Investment Options, the LT-GIA, and the non-loaned portion of the GIA. Transfers may be made by written request or by internet notification if a currently valid written authorization to make changes in this manner is on file with us. You may make up to 12 transfers per Policy Year from the Investment Options without incurring a Transfer Charge and only one transfer per Policy Year from the non-loaned portion of the GIA unless the Dollar Cost Averaging (DCA) Program or Asset Rebalancing Program is elected. Except as provided below, we reserve the right to impose a Transfer Charge after the first 12 transfers made in each Policy Year, upon prior written notice to the owner. Any Transfer Charge will be administered in a non-discriminatory manner. In no event, however, will such Transfer Charge exceed the Transfer Charge, shown in Section 1, per transaction. Any such charge will be deducted from the Investment Options, the LT-GIA, or the GIA from which the amounts are to be transferred with each such Investment Option, the LT-GIA, or non-loaned portion of the GIA bearing a pro-rata share of the Transfer Charge. The value of the Investment Option will be the value on the date of transfer. The Transfer Charge, if any, is shown in Section 1.

We have the right to require that a period of at least 6 months have elapsed between transfers from the non-loaned portion of the GIA. Except as otherwise provided under the DCA Program, the amount that may be transferred from the non-loaned portion of the GIA at any one time cannot exceed the higher of $1,000 or 25% of the value of the non-loaned portion of the GIA.

Under the DCA Program, funds may be transferred automatically among the Investment Options on a monthly, quarterly, semi-annual, or annual basis subject to the minimums in Section 1. You must have an initial value of $2,000 in the non-loaned portion of the GIA or the Investment Option from which funds will be transferred. Funds may be transferred from only one Investment Option or the non-loaned portion of the GIA, but may be allocated to multiple Investment Options, the LT-GIA, and the non-loaned portion of the GIA. Under the DCA Program, you may transfer approximately equal amounts from the non-loaned portion of the GIA over a minimum 6-month period. There is no participation charge or termination charge for electing the DCA Program.

Under the Asset Rebalancing Program, funds are transferred automatically among the Investment Options on a monthly, quarterly, semi-annual, or annual basis to maintain the allocation percentage elected by written request. There is no participation charge or termination charge for electing the Asset Rebalancing Program.

We reserve the right to not allow the Asset Rebalancing and the DCA Programs to be in effect at the same time.

Transfers made under the DCA Program or Asset Rebalancing Program will be processed on the next business day following your request for the month that applies. If the value in the Investment Option or non-loaned portion of the GIA is below the amount to be transferred, then the entire remaining balance will be transferred and the DCA or Asset Rebalancing Programs will be completed. You may terminate your participation in the DCA or Asset Rebalancing Programs at any time by sending a written request to us. Upon completion of the DCA or Asset Rebalancing Programs, you must send a Written Request to us to start another DCA or Asset Rebalancing Program.

The amount that may be transferred from the LT-GIA at any time cannot exceed the greatest of $1,000, 10% of the value of the LT-GIA, and the amount transferred from the LT-GIA in the prior Policy Year. Only one transfer is permitted per Policy Year from the LT-GIA. Transfers from the LT-GIA are not permitted under the DCA Program. Transfers to or from the LT - GIA are not permitted under the Asset Rebalancing Program.

At any time during the first eighteen months from the Policy Date, you may elect to transfer all assets held in the Investment Options to the non-loaned portion of the Guaranteed Interest Account. No charge will be made for any such transfer, regardless of the number of transfers previously made.

We have the right to temporarily or permanently modify or terminate transfer privileges, or reject any specific order from anyone including the owner, market-timing organization, or individual, or other party authorized to give transfer orders whose transactions would constitute Disruptive Trading as determined by us or an underlying fund company. Disruptive Trading includes but is not limited to, frequent purchases, redemptions and transfers, transfers into and out of an Investment Option in a short period of time, and transfers of large amounts at one time. In addition to restricting or terminating transfer privileges we also have the right to limit the dollar amount and frequency of transfers, impose redemption fees on short-term trading, restrict the method of making transfers, and to require a holding period for some Investment Options. We also have the right to not accept batch transfer instructions from anyone acting under powers of attorney for multiple owners, unless we have entered into a third-party transfer service agreement. Such transfer limitations could be applied to transfers to or from some or all of the Accounts. These limitations, individually or in aggregate, may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by us to be to the disadvantage of other owners. Any termination, restriction or limitation on transfer privileges will be administered in a uniform non-discriminatory manner. If we reject a transfer for any of these reasons, we will notify you of our decision in writing.

We do not include transfers made pursuant to the DCA or Asset Rebalancing Program when applying our Disruptive Trading policy.

--------------------------------------------------------------------------------
                                SECTION 16: LOANS
--------------------------------------------------------------------------------

While this policy is in force, and sufficient loan value is available, a loan may be obtained by written request. Each loan must be for at least the Minimum Loan Amount shown in Section 1. To obtain a loan, we may require a loan agreement from you, since the policy is the only security for the loan. We may defer loans as provided by law or as provided in Section 27. Loans may not be made if the policy is in the grace period as described in Section 12.

MAXIMUM PREFERRED LOAN, MAXIMUM LOAN VALUE
If you requested a Preferred Loan at Issue, it is subject to the following limitations:
1.  A Preferred Loan is available only at issue.
2. The maximum Preferred Loan amount is equal to the lesser of the actual loan requested to be carried over from the previously issued policy, and the Preferred Loan Premium Percentage shown in Section 1, of premiums received at issue, plus accrued interest. 3. Subsequent Preferred Loans are not available under the policy.

For all loans other than Preferred Loans, the Maximum Loan Value is shown in
Section 1.

AVAILABLE LOAN VALUE
The available loan value on any date is an amount equal to the Maximum Loan Value less Policy Debt. In no event will the Maximum Loan Value exceed the current Policy Value less any applicable Surrender Charge.

The amount of the loan will be added to the loaned portion of the GIA and subtracted from this policy's share of the Investment Options, the LT-GIA, and the GIA based on the allocation you request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the GIA. Unless we agree otherwise, allocations to each Investment Option, the LT-GIA, and GIA must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each Investment Option, the LT-GIA, and the GIA will be determined in the same manner as provided for Monthly Deductions. The number of Units deducted from each Investment Option of the Separate Account will be determined by dividing the portion of the loan amount allocated to such Investment Option by the Unit Value of that Investment Option on the loan date.

LOAN INTEREST CHARGED
Loan interest will accrue on a daily basis from the date of the loan, and is payable in arrears.

Loans will bear interest at the applicable rate shown in Section 1. We will increase the applicable Loan Interest Credited Rate at any time it is determined that the rate being charged would cause a loan to be taxable under any applicable ruling, regulation, or court decision. Loan interest will be payable on each Policy Anniversary and on the date the loan is settled. In the event that you do not pay the loan interest charged in a Policy Year, such amount will be added to the Policy Debt on the Policy Anniversary.

We may charge interest on loaned Policy Value for Preferred Loans at a different rate than the rate charged on loaned Policy Value for non-Preferred Loans. All interest rates are stated as effective annual rates. Interest will be compounded at least monthly to yield the effective annual rate.

LOAN REPAYMENT
You may repay the Policy Debt in whole or in part at any time prior to the death of the Insured and while the policy is in force. However, subject to any rider, endorsement, or other provisions, while a loan exists, we will treat any amounts you pay as premiums, unless you request in writing that they be treated as loan repayments. We will first deduct from such payments the amount of accrued interest on loans and then deduct the amount specified as a loan repayment before applying any balance remaining as a premium payment.

Repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the GIA. The amount applied will be transferred first to the LT-GIA, if applicable, and then to the non-loaned portion of the GIA to the extent that loaned amounts taken from such accounts have not previously been repaid. Otherwise, such balance will be transferred among the GIA, LT-GIA, or Investment Options you request upon repayment and, if no allocation request is made, we will use your most recent premium allocation schedule on file with us. Any Policy Debt repayment received by us during a grace period as described in Section 12 will be reduced to cover any overdue Monthly Deductions and only the balance will be applied to reduce the Policy Debt. Such balance will also be applied to reduce the loaned portion of the GIA.

--------------------------------------------------------------------------------
                     SECTION 17: SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

SURRENDER OF THE POLICY
You may surrender this policy upon written request for its Net Surrender Value at any time prior to the death of the Insured. We will determine the Net Surrender Value as of the end of the business day on which we have received at our Main Administrative Office your written request for surrender of the policy. We will process the request and pay the Net Surrender Value only if we have not received due proof that the Insured died prior to the Surrender Date. After we receive your written request to surrender the policy, no insurance will be in force. If you surrender the policy during the Surrender Charge Period, we will deduct a Surrender Charge from your Policy Value. The Surrender Charge and Surrender Charge Period are shown in Section 1.

WITHDRAWALS
Once per Policy Month, after the Withdrawal Date shown in Section 1 and while the Insured is living, you may request a withdrawal of part of the Net Surrender Value, if available. An amount equal to the withdrawal and its related pro-rata Surrender Charge, shown in Section 1, will be deducted from the Policy Value. Withdrawals are subject to the following conditions:
     1. each withdrawal must be for at least the Minimum Withdrawal Amount shown in Section 1;
     2. after the withdrawal, its related pro-rata Surrender Charge and Withdrawal Fee, the remaining Net Surrender Value must be greater than zero; and
     3. a withdrawal will not be permitted which would reduce the initial Coverage Layer below the Minimum Initial Coverage Layer Face Amount shown in Section 1.

We have the right to require that the entire balance of an Investment Option, the LT-GIA, or the GIA be withdrawn if the share of this policy in the value of that Investment Option, the LT-GIA, or the GIA would, immediately after a withdrawal, be less than $500.

We will process the withdrawal, thereby reducing the Policy Value, as of the end of the business day on which we receive your written request.

When a withdrawal is made, the Policy Value will be reduced by the sum of the following:

     1. the withdrawal amount paid. This amount comes from a reduction in this policy's share in the value of each Investment Option, the LT-GIA and the GIA based on the allocation you request at the time of the withdrawal. If no allocation request is made, the assessment to each Investment Option, the LT-GIA, and the GIA will be made in the same manner as provided for Monthly Deductions.
     2. the Withdrawal Fee not to exceed that shown in Section 1. The assessment to each Investment Option, the LT-GIA, and the GIA will be made in the same manner as provided for the withdrawal amount paid.
     3. a pro-rata Surrender Charge. This charge in any Policy Year will equal
       (a) multiplied by (b), where:
           (a) = the applicable Surrender Charge shown in the Schedule Pages, less any pro-rata Surrender Charges deducted previously, and
           (b) = (i) divided by (ii), where:
                     (i) = the withdrawal amount, and
                    (ii) = the Policy Value minus the value specified in (a)
                           above.

       This amount is assessed against the Investment Options, the LT-GIA, and the GIA in the same manner as provided for the withdrawal amount paid.

If Death Benefit Option A is in effect on the date of the withdrawal, such withdrawal will reduce, dollar for dollar, the Supplemental Face Amount followed by the additional Coverage Layers, if any, in the reverse order that they were added, followed by the initial Coverage Layer. If, however, the Death Benefit in effect on the date of the withdrawal is equal to the Minimum Death Benefit, withdrawals on such date will first reduce the Death Benefit by the amount withdrawn multiplied by the applicable Minimum Death Benefit Percentage (shown in Section 2) until the Death Benefit is equal to the Total Face Amount. Such excess withdrawal amount will then reduce, dollar for dollar, the Supplemental Face Amount followed by the additional Coverage Layers, if any, in the reverse order that they were added, followed by the initial Coverage Layer. Your Death Benefit will continue to be determined in accordance with Section 6 based upon the revised Total Face Amount.

If Death Benefit Option B is in effect at the time of the withdrawal, the amount of the withdrawal will be deducted from the Policy Value. The Total Face Amount does not change.

If Death Benefit Option C is in effect at the time of the withdrawal, the amount of the withdrawal will be deducted from the Total Face Amount but only once cumulative withdrawals taken are greater than the cumulative premiums paid.

Any reduction in Total Face Amount as a result of a withdrawal will be implemented by first reducing the SUPPLEMENTAL FACE AMOUNT FOLLOWED BY THE ADDITIONAL COVERAGE LAYERS, IF ANY, IN THE REVERSE ORDER THAT THEY WERE ADDED, FOLLOWED BY THE INITIAL COVERAGE LAYER.Any benefits provided are not less than that required by law of the state where this policy was delivered. We may defer payment of Surrender Values as provided by law or as provided in Section 27.

--------------------------------------------------------------------------------
                        SECTION 18: BASIS OF COMPUTATIONS
--------------------------------------------------------------------------------

All of the values under this policy are equal to or more than the minimums required on the Policy Date by the state in which this policy was delivered or issued for delivery. The method of computation of the values under this policy has been filed as may be required with the Insurance Department of the state in which this policy was delivered or issued for delivery. For further details please see Section 2.

--------------------------------------------------------------------------------
                    SECTION 19: OWNER(S) AND BENEFICIARY(IES)
--------------------------------------------------------------------------------

The Insured is the owner of this policy, unless otherwise provided in the application or if ownership is changed by later transfer of ownership. If, however, you are offered consideration by a third party to transfer ownership of your policy or any interest in your policy, including a collateral or absolute assignment to such third party, no transfer of ownership shall take effect unless we or one of our affiliated companies first have the right to also offer consideration for your policy. We will require information satisfactory to us that is necessary for us to determine the amount of such consideration we will offer for your policy.

While the Insured is living, the owner may exercise all rights provided by this policy or allowed by us. Consent of any Beneficiary not irrevocably named or any contingent owner is not required. If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be the Beneficiary.

Unless otherwise stated in the application or as later changed, any death proceeds that become payable will be paid in equal shares to such Beneficiaries living at the death of the Insured as stated in the application or as later changed. Payments will be made successively in the following order:

     (a) primary Beneficiaries;
     (b) contingent Beneficiaries, if any, provided no primary Beneficiary is living at the death of the Insured;
     (c) you, or if not living, your executor or administrator, provided no primary or contingent Beneficiary is living at the death of the Insured, or in the absence of a Beneficiary designation.

Unless otherwise stated, the relationship of a Beneficiary is the relationship to the Insured. You may change the Beneficiary by written notice filed with us at our Main Administrative Office. When we receive it, the change will take effect as of the date it was signed by you. However, the change will be subject to any payments made or actions taken by us before we received the notice at our Main Administrative Office.

--------------------------------------------------------------------------------
                             SECTION 20: ASSIGNMENT
--------------------------------------------------------------------------------

Except as otherwise provided in this policy, you may by written notice assign any interest in this policy without the consent of any person, other than an irrevocable Beneficiary. The assignment or a certified copy of it must be filed with us at our Main Administrative Office. Once received, it will bind us as of the date of the assignment, subject to any action taken by us before such receipt. We shall not be responsible for the validity or sufficiency of any assignment. The interest of the assignee shall be prior to the interest of any Beneficiary not irrevocably named or any contingent owner. An assignee cannot change the Beneficiary, owner, or contingent owner.

--------------------------------------------------------------------------------
                            SECTION 21: MISSTATEMENTS
--------------------------------------------------------------------------------

If the Age or sex of the Insured has been misstated, we will, if necessary, adjust the Total Face Amount and every other benefit to that which would have been purchased at the correct Age or sex by the most recent Cost of Insurance Charge deducted under Section 10.

--------------------------------------------------------------------------------
                          SECTION 22: SUICIDE EXCLUSION
--------------------------------------------------------------------------------

If the Insured dies by suicide within two years from the Issue Date, (or within two years from any reinstatement of the policy) and while the policy is in force, our liability shall be limited to an amount equal to the premiums paid on this policy, less any Policy Debt owed us, and less any withdrawals.

If the Insured dies by suicide within two years from the date of the addition of a Coverage Layer, and while the policy is in force, our liability for that increase will not include the amount of such Coverage Layer but will include a pro-rata portion of the premiums paid applicable to the Coverage Layer.

--------------------------------------------------------------------------------
                          SECTION 23: INCONTESTABILITY
--------------------------------------------------------------------------------

This policy shall be incontestable after it has been in force during the Insured's lifetime for two years from the Issue Date, except for any provision for reinstatement or policy change requiring evidence of insurability. In the case of reinstatement or any policy change requiring evidence of insurability, the incontestable period shall be two years from the effective date of such reinstatement or policy change. Any premium payment which we accept subject to insurability, and any increase in the Death Benefit resulting from such payment, and any increase in death benefit that is subject to evidence of insurability, shall be considered a policy change for purposes of this Section. While insurance is contestable, we may either rescind the insurance or deny a claim on the basis of:

      1. a material misstatement in the application or supplemental application for this policy or any face amount increase; or
      2. a material misstatement in the reinstatement application if there has been a reinstatement of this policy.

If we successfully contest the validity of all or a portion of the face amount provided under this policy, the amount we pay with respect to the contested amount will be limited to the higher of a return of any paid premium required by us for the contested face amount or the sum of any Monthly Deductions made under this policy for the contested face amount.

--------------------------------------------------------------------------------
                         SECTION 24: THE ENTIRE CONTRACT
--------------------------------------------------------------------------------

The written application for the policy is attached at issue. This policy, including the Schedule Pages (and any supplements or changes thereto), any riders, amendments, endorsements, and the application for it (and any supplemental applications) constitute the entire contract between you and us. However, additional written requests or applications for policy changes or acceptance of excess payment may be submitted to us after issue and such additional requests may become part of the policy.

We rely on all statements made by or for the Insured in the written application. Each statement made in an application will be deemed a representation and not a warranty. No statement will be used to void this policy or in defense of a claim under this policy unless:

     1. it is contained in the application or in a supplemental application;
        and
     2. a copy of that application is attached to this policy when issued or made a part of this policy when changes become effective.

Any change in the provisions of the policy, including modifying the policy, waiving any of its conditions, or making an agreement for the Company, to be in effect, must be in writing and signed by one of our executive officers and countersigned by our registrar or one of our executive officers. We have the right to correct any clerical errors in this policy, or in our administration of the policy.

We have the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule or regulation, including but not limited to requirements for life insurance policies under the Code or of any state. We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which the policy is delivered.

--------------------------------------------------------------------------------
                          SECTION 25: ANNUAL STATEMENT
--------------------------------------------------------------------------------

Within 30 days after each Policy Anniversary, we will send you, without charge, a report for each Policy Year which includes:
     1. the current Policy Value, Death Benefit, Total Face Amount and Surrender Value;
     2. any withdrawals, premiums paid, interest credited and charges made during the year;
     3. any Policy Debt and new loans and loan repayments made during the year; and
     4. any other information required by the insurance supervisory official of the state in which this policy was delivered; and
     5. If you have elected the No Lapse Guarantee Rider, a statement indicating whether or not the guarantee is in effect on the date of the Statement.

You have the right to request an illustrative report at any other time. We may charge a reasonable fee, not to exceed $50, for the report.

We will provide you, on written request, a projection of illustrative future benefits and values under your policy. We will provide one report annually without charge. For additional reports you request, we have the right to charge a reasonable service fee, not to exceed $50. We may limit the number of such projections in any Policy Year.

--------------------------------------------------------------------------------
                         SECTION 26: CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under this policy shall not be subject to the claims of creditors and shall be exempt from legal process, levy or attachment to the extent allowed by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

--------------------------------------------------------------------------------
                 SECTION 27: RIGHT TO DEFER PAYMENT OF BENEFITS
--------------------------------------------------------------------------------

We reserve the right to defer payment of Net Surrender Values, withdrawals, policy loans (except when used to pay premiums to the insurer), transfers and the payment of any Death Benefit in excess of the Total Face Amount for any period during which:

     (a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

     (b) an emergency exists as defined by the Securities and Exchange Commission (SEC), or the SEC requires that trading be restricted; or

     (c) the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments, including loans (except when used to pay premiums to the insurer), for up to 6 months from the date of request if such payments are based on values that do not depend on the investment performance of the Investment Options.

If payment is deferred 10 days or more on any surrender or policy loan, interest will be paid at an effective annual rate of at least 1.5% on the amount deferred from the date the request is received to the date of payment.

In addition, we may deny transfers under the circumstances stated in (a), (b) and (c) above, and in the Allocations and Transfers section.

[GRAPHIC OMITTED] PHOENIX










            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                    DEATH BENEFIT PAYABLE AT DEATH OF INSURED
                  NONPARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS
     BENEFITS, PREMIUMS, AND THE RISK CLASSIFICATION ARE SHOWN IN SECTION 1

THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT, LONG-TERM GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE INVESTMENT OPTIONS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT AND DURATION. SEE SECTION 6 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.




07VUL